Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 www.glimcher.com Mark E. Yale Executive V.P., CFO (614) 887-5610 myale@glimcher.com	Lisa A. Indest Senior V.P., Finance and Accounting (614) 887-5844 lindest@glimcher.com

FOR IMMEDIATE RELEASE
Thursday, March 31, 2011

GLIMCHER COMPLETES MODIFICATION AND EXTENSION OF CORPORATE CREDIT FACILITY

COLUMBUS, OH – March 31, 2011 – Glimcher Realty Trust (NYSE: GRT) today announced that it completed its previously announced extension and modification of its corporate credit facility.

With the exercise of available extension options, the modification provides additional term through December 2013, increases the facility commitment amount from $200 million to $250 million, lowers the borrowing cost of the facility by removal of the LIBOR floor, and provides enhanced flexibility regarding the utilization of proceeds and borrowings from the facility.  As part of the modification, the company improved the current collateral pool securing the credit facility by granting first mortgage liens on three additional properties and contributing them to the collateral pool for the credit facility.  In order to add the additional properties to the collateral pool, the company repaid the existing mortgage loans on Morgantown Mall, Northtown Mall, and Polaris Lifestyle Center.  Lastly, the modified facility also provides the company the opportunity to increase the facility commitment amount to $300 million by providing additional collateral and adding new financial institutions as facility lenders or obtaining the agreement from the existing lenders to increase their lending commitments.

“The modified credit facility is on terms consistent with the current market and is reflective of the company’s improved balance sheet and overall risk profile,” stated Mark E. Yale, Executive Vice President and CFO.  “The enhanced flexibility provided by the modification will also support the company in the execution of its business strategy going forward,” added Mr. Yale.

The company’s bank group is led by KeyBank National Association, as administrative agent, and Bank of America, N.A, as co-syndication agent.  Other participating banks in the transaction include Wells Fargo Bank, N.A., as co-syndication agent, U.S. Bank National Association and Huntington National Bank, each as co-documentation agent, Aareal Capital Corporation, Eurohypo AG, New York Branch, Goldman Sachs Bank USA, and PNC Bank, National Association.

Glimcher Realty Trust

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes enclosed regional malls and open-air lifestyle centers, as well as community centers.  At December 31, 2010, the company owned interests in and managed 27 Properties with total gross leasable area totaling approximately 21.3 million square feet, consisting of 23 malls (18 wholly owned and 5 partially owned through joint ventures) and 4 community centers (three wholly owned and one partially owned through a joint venture).

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,” respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.  Glimcher® is a  registered trademark of Glimcher Realty Trust.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, failure to comply or remain in compliance with covenants in our debt instruments, failure or inability to exercise available extension options on debt instruments, failure of Glimcher to qualify as real estate investment trust, termination of existing JV arrangements, conflicts of interest with our existing JV partners, failure to achieve projected returns on development properties, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls,  increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in Glimcher’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by Glimcher.

Visit Glimcher at: www.glimcher.com